Exhibit 99.5

Brightcove Inc.

Non-Employee Director Compensation Policy

The purpose of this Non-Employee Director Compensation Policy of Brightcove Inc., a Delaware corporation (the “Company”), is to provide a total compensation package that enables the Company to attract and retain, on a long-term basis, high-caliber directors who are not employees or officers of the Company or its subsidiaries. In furtherance of the purpose stated above, all non-employee directors shall be paid compensation for services provided to the Company as set forth below.

Cash Retainers

Annual Retainer for Board Membership: $50,000 for the Board Chairperson and $40,000 for other Board members for general availability and participation in meetings and conference calls of our Board of Directors, to be paid quarterly.

Additional Retainers for Committee Membership:

Audit Committee Chairperson:	$15,000

Audit Committee member:	$7,500

Compensation Committee Chairperson:	$10,000

Compensation Committee member:	$5,000

Nominating and Corporate Governance Committee Chairperson:	$7,500

Nominating and Corporate Governance Committee member:	$3,000

Equity Retainers

Upon initial election to the Board: Each new non-employee director who is first elected to the Board effective as of or subsequent to the Company’s initial public offering will receive initial equity awards with an aggregate target value of $180,000, split equally in value between restricted stock units and options to purchase shares of common stock (issued with an exercise price equal to the fair market value), that each vest quarterly over three years, provided, however, that all vesting ceases if the director resigns from our Board of Directors or otherwise ceases to serve as a director, unless the Board of Directors determines that the circumstances warrant continuation of vesting. The shares underlying the initial grant of restricted stock units and stock options made to any non-employee director who is first elected to the Board of Directors as of or subsequent to the Company’s initial public offering may not be sold while he/she remains a Board member.

On the date of the Company’s Annual Meeting of Stockholders: Each continuing non-employee director who has served as a director for at least the six months prior to the Company’s Annual Meeting of Stockholders will receive annual equity awards with an aggregate target value of $90,000, split equally in value between restricted stock units and options to purchase shares of common stock (issued with an exercise price equal to the fair market value), that each vest in full after one year, provided, however, that all vesting ceases if the director resigns from our Board of Directors or otherwise ceases to serve as a director, unless the Board of Directors determines that the circumstances warrant continuation of vesting.

Expenses

The Company will reimburse all reasonable out-of-pocket expenses incurred by non-employee directors in attending meetings of the Board or any Committee.

APPROVED:	January 26, 2012

AMENDED AND RESTATED:	December 16, 2016

AMENDED AND RESTATED:	April 11, 2018